Exhibit 99

For Immediate Release                  Contact:  Rick DeLisi
February 9, 2004          Director, Corporate Communications
Page 1 of 1                                   (703) 650-6019

  Atlantic Coast Airlines/Independence Air Chairman and CEO
           to Present at Deutsche Banc Securities
        14th Annual Global Transportation Conference

Dulles, VA, (February 9, 2004) - Atlantic Coast Airlines Holdings, Inc./Independence Air (Nasdaq/NM: ACAI) Chairman and Chief Executive Officer Kerry Skeen will make a presentation to investors and financial analysts during the Deutsche Banc Securities 2004 Global Transportation Conference being held in Naples, FL. The Atlantic Coast Airlines/Independence Air presentation is scheduled to take place Wednesday, February 11, 2004 at approximately 3:15pm Eastern.

A live audio-only webcast of the conference is being presented by the sponsors. It will be accessible through the following web address:

www.cib.db.com/conferences/transportation04

A recording of the presentation will also be available at that same address for at least 30 days following the conference.

The   slides   that  will  accompany  the   Atlantic   Coast
Airlines/Independence Air presentation will be available as a PowerPoint file in the "For Investors HOME" section of the Atlantic Coast Airlines corporate website:

www.atlanticcoast.com

Atlantic Coast Airlines currently operates as Delta Connection and United Express in the Eastern and Midwestern United States as well as Canada. On July 28, 2003, the company announced plans to establish a new, independent low-fare airline to be based at Washington Dulles International Airport-to be called Independence Air. The company has a fleet of 144 aircraft-including a total of 120 regional jets-and offers 800 daily departures, serving 80 destinations. Atlantic Coast Airlines employs approximately 4,400 aviation professionals.

The common stock of parent company Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information, visit our website at www.atlanticcoast.com. For more information about Independence Air, visit our "preview" site at www.flyi.com.

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